Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
July 26, 2012

Thank you Tim and good morning everyone.

Our Construction Products Group produced an operating profit of $15.2 million during the 2nd quarter of 2012. This is a slight decline from the same quarter a year ago, which we attribute to a soft highway products market. The recent passage of the much anticipated 2-year Highway Bill should improve market conditions by providing a stable environment for states to plan projects. The timing of the improved market may be a little slow in coming, but we should see better market conditions in 2013 and 2014. Another encouraging sign for the construction market is the recent uptick in home building. Overall, I see positive signs for market growth in 2013 and 2014.

We continue to see this segment as a key contributor to the company’s multi-industry vision. As such, we will seek opportunities to grow and reshape the segment in the future.

Moving to our Energy Equipment Group:

The second quarter marked a return to profitability, posting an operating profit of $4.0 million. In the near term I believe we have an opportunity to continue improving profitability over the second half of the year. From a long-term planning perspective, we see a significant decline in wind tower production in 2013 as the Production Tax Credit seems likely to expire without renewal. We are in discussions with our customer to determine the appropriate rate of production for 2013 based on the status of the PTC and overall market demand. Fortunately, Trinity’s rail car business has significant demand and will utilize some of our excess wind tower manufacturing capacity.

And finally, I will close with our Inland Barge Group:
For the 2nd quarter, our barge business had revenues of $174 million and reported an operating profit of $36.6 million. Clearly the second quarter financial results were strong. The results achieved were primarily due to the delivery of an order of specialty barges. In addition, the general mix of standard barge types delivered during the quarter was favorable.

During the quarter, our sales team did a great job bringing in $203 million in new barge orders. At quarter’s end, our barge backlog grew to $541 million.
From a market demand perspective, we have mixed conditions. The movement of petroleum and chemical products has created a robust market for tank barges. I would describe the dry cargo market as more normalized with some downward pressure. Both the reduction in domestic coal usage and the uncertain grain harvest are the primary drags on the market.

Overall, I continue to be pleased with the performance of our business unit teams.

At this time, I will turn the presentation over to Steve.